UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 21, 2013

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

787 Seventh Ave, 48th Floor

New York, New York 10019

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement

On June 21, 2013, TG Therapeutics, Inc. (the “Company”) entered into an At-the-Market Issuance Sales Agreement (the “Agreement”) with MLV & Co. LLC (“MLV”) under which the Company may issue and sell shares of its common stock having an aggregate offering price of up to $50.0 million from time to time through MLV, acting as its sales agent. Sales of the Company’s common stock through MLV, if any, will be made by any method that is deemed an “at-the-market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, including by means of ordinary brokers’ transactions at market prices, in block transactions, or as otherwise agreed by the Company and MLV. MLV will use commercially reasonable efforts consistent with its normal trading and sales practices. Each time that the Company wishes to issue and sell the Company’s common stock under the Agreement, the Company will notify MLV of the number of shares to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made and other sales parameters as the Company deems appropriate. The Company will pay MLV a commission rate of up to 3.0% of the gross proceeds from the sale of any shares of common stock sold through MLV as agent under the Agreement. The Company has also agreed to reimburse MLV for certain expenses incurred in connection with entering into the Agreement and has provided MLV with customary indemnification rights.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. This Current Report on Form 8-K also incorporates by reference the Agreement into the Company’s shelf registration statement on Form S-3 (File No. 333-189015) previously filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements And Exhibits.

(d)	Exhibits.

10.1	At-the-Market Issuance Sales Agreement, dated June 21, by and between TG Therapeutics, Inc. and MLV & Co. LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: June 21, 2013

By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	At-the-Market Issuance Sales Agreement, dated June 21, by and between TG Therapeutics, Inc. and MLV & Co. LLC

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